UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 18, 2015

NATIONAL TAX CREDIT INVESTORS II

(Exact name of registrant as specified in its charter)

California	0-20610	93-1017959
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)

P.O. Box 91274 Los Angeles, California 90009
(Address of Principal Executive Offices, including zip code)

Registrant’s Telephone Number, Including Area Code:  (720) 387-8135

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01            Completion of Acquisition or Disposition of Assets.

As previously disclosed, in June 2015, the Registrant entered into the 8th Amendment to an Assignment and Assumption Agreement (the “Assignment Agreement”) and a Loan Purchase Agreement (together with the Assignment Agreement, collectively the “Agreements”), in each case by and among the Registrant, ERI/MB Holdings LLC, a Massachusetts limited liability company (“Assignee”) and MB Apartments Limited Partnership, an Illinois limited partnership, the General Partner of the Partnership (the “General Partner”), pursuant to which the Registrant agreed to assign 100% of its interests in the Michigan Beach Limited Partnership, an Illinois limited partnership (the “Partnership”) to the Assignee and to sell the second mortgage held by the Registrant for an amount equal to the outstanding principal on a loan from the Registrant to the Partnership.  Pursuant to the terms of the Agreements, on August 18, 2015, the Registrant transferred all of its interests in the Partnership to the Assignee.

As a result of the transfer of the Registrant’s interests in the Partnership and the sale of the mortgage, the Registrant received approximately $3,596,000 in consideration, all of which is intended to be used by the Registrant for the payment of outstanding payables owed by the Registrant, to fund operating reserves for the payment of future payables expected to be owed by the Registrant, and a cash distribution to the limited partners of the Registrant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL TAX CREDIT INVESTORS II

By:National Partnership Investments, LLC Corporate General Partner By: /s/ Joseph Dryden
Joseph Dryden
V.P. of Finance/CFO

    DATED:  August 20, 2015